Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-206501 and No. 333-203205) of Ardmore Shipping Corporation and in the related Prospectuses of our report dated April 6, 2016, with respect to the consolidated financial statements of Ardmore Shipping Corporation included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

/s/ Ernst & Young

Dublin, Ireland

April 6, 2016